Exhibit (d)(5)

August 14, 2013

Via Electronic Mail

Volterra Semiconductor Corporation

47467 Fremont Blvd.

Fremont, CA 94538

Ladies and Gentlemen:

We are writing with regard to that certain Letter Agreement, dated as of June 24, 2013 and as amended in July 2013, by and between Maxim Integrated Products, Inc. (“Maxim”) and Volterra Semiconductor Corporation (“Volterra”) governing Maxim’s and Volterra’s confidentiality obligations in connection with its consideration and negotiation of a possible negotiated transaction involving Volterra (as so amended, the “Letter Agreement”). This letter confirms the parties’ mutual understanding and agreement that the Letter Agreement is hereby amended as follows:

1. Section 7 will be amended and restated as follows:

7. Standstill Provisions. Except as permitted by the board of directors of the Company, during the nine month period commencing on the date of this letter agreement (the “Standstill Period”), Recipient will not, in any manner, directly or indirectly:

(a) make, effect, initiate, cause or participate in (i) any acquisition of beneficial ownership of any securities of the Company or any securities of any subsidiary or other affiliate of the Company, (ii) any acquisition of any assets of the Company or any assets of any subsidiary or other affiliate of the Company, (iii) any tender offer, exchange offer, merger, business combination, recapitalization, restructuring, liquidation, dissolution or extraordinary transaction involving the Company, or involving any securities or assets of the Company, or (iv) any “solicitation” of “proxies” (as those terms are used in the proxy rules of the Securities and Exchange Commission) or consents with respect to any securities of the Company;

(b) form, join or participate in a “group” (as defined in the Securities Exchange Act of 1934 and the rules promulgated thereunder) with respect to the beneficial ownership of any securities of the Company;

(c) act, alone or in concert with others, to seek to control or influence the management, board of directors or policies of the Company;

(d) take any action that might require the Company to make a public announcement regarding any of the types of matters set forth in clause “(a)” of this sentence;

(e) agree or offer to take, or encourage or propose (publicly or otherwise) the taking of, any action referred to in clause “(a)”, “(b)”, “(c)” or “(d)” of this sentence;

(f) assist, induce or encourage any other Person to take any action of the type referred to in clause “(a)”, “(b)”, “(c)”, “(d)” or “(e)” of this sentence;

(g) enter into any discussions, negotiations, arrangement or agreement with any other Person relating to any of the foregoing; or

(h) publicly request or propose that the Company or any of the Company’s Representatives amend, waive or consider the amendment or waiver of any provision set forth in this section 7 to the extent doing so would require public disclosure of such action by the Company;

provided, however, that (i) if the Company enters into a binding definitive agreement with any third party (other than Maxim Integrated Products, Inc., a Delaware corporation) providing for (a) a merger, consolidation or other business combination involving the Company that would result in the acquisition or conversion of a majority of the Company’s outstanding common stock or (b) a sale of all or substantially all of the Company’s assets or (ii) if a third party (other than Maxim Integrated Products, Inc., a Delaware corporation) (a) initiates any tender or exchange offer for common stock or other securities of the Company, (b) solicits proxies for the voting of any shares of common stock of the Company or otherwise becomes a “participant” in any “solicitation” of “proxies” to vote, or becomes a “participant” in any “election contest” involving the Company (all terms used herein having the meanings assigned them in Regulation 14A under the Exchange Act), (c) calls or seek to calls, directly or indirectly, any special meeting of shareholders of the Company or (d) makes public an offer with respect to a transaction described in subparagraphs (i)(a) or (i)(b) above, then in each such case, the provisions of this section 7 shall terminate and provided further that notwithstanding anything to the contrary herein, nothing herein shall prevent the Recipient from initiating any non-public discussions or negotiations with, or proposals or inquiries to, the Company’s board of directors with respect to any possible transaction with the Company, including transactions of the type described in clause “(a)” above solely to the extent the Recipient does not disclose such discussions, negotiations, proposals or inquiries to any Person other than the Company’s board of directors or its advisors.

The expiration or termination of the Standstill Period will not terminate or otherwise affect any of the other provisions of this letter agreement.

2. For the avoidance of doubt, all other sections of the Letter Agreement will remain in full force and effect.

Upon execution by the parties, this letter agreement shall represent a binding agreement between the parties. The parties mutually acknowledge receipt and adequacy of legal consideration for this letter agreement.

[Signature page follows.]

Please acknowledge your agreement to the above amendments to the Letter Agreement by signing and returning this letter to me.

Very truly yours, MAXIM INTEGRATED PRODUCTS, INC.

By:	/s/ Mark Casper
Name:	Mark Casper
Title:	Secretary

Agreed and Accepted:

VOLTERRA SEMICONDUCTOR CORPORATION

By:
Name:
Title:

[Amendment No. 2 to Confidentiality Agreement]

Please acknowledge your agreement to the above amendments to the Letter Agreement by signing and returning this letter to me.

Very truly yours, MAXIM INTEGRATED PRODUCTS, INC.

By:
Name:
Title:

Agreed and Accepted:

VOLTERRA SEMICONDUCTOR CORPORATION

By:	/s/ David Oh
Name:	David Oh
Title:	General Counsel

[Amendment No. 2 to Confidentiality Agreement]